Exhbit 99.1

NEWS

FOR RELEASE: Tuesday, April 27, 2004

CHARTER COMMUNICATIONS ANNOUNCES

CHANGE TO BOARD OF DIRECTORS

ST. LOUIS - Charter Communications, Inc. (NASDAQ: CHTR - Charter) today announced that William Savoy resigned from the board of directors of Charter effective April 23, 2004 and from the boards of directors of Charter subsidiaries Charter Communications Holding Company, LLC and Charter Communications Holdings, LLC effective April 26, 2004. To fill the vacancy on Charter's Board, it is expected that Jo Allen Patton will be nominated to replace Mr. Savoy on Charter's Board. The Board will consider the nomination at its regularly scheduled meeting on April 27, 2004. Ms. Patton, 46, is president and chief executive officer of Vulcan Inc., the investment and project management company founded by Paul G. Allen, Charter's principal shareholder, to manage his business and personal initiatives around the world.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed Internet Service™. Charter also provides business to business video, data and Internet protocol (IP) solutions through its Commercial Services Division. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Contacts: Media David Andersen 314-543-2213	Analysts Derek Chang 314-543-2302